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                       Northstar Health Services, Inc.
 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)


                        Date of Filing: March 14, 1997

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
NORTHSTAR HEALTH SERVICES, INC.

The Atrium, 665 Philadelphia Street                             (412) 349-7500
P.O. Box 1289                                              Fax: (412) 465-3250
Indiana, PA 15701

               MAKE YOUR INVESTMENT DECISIONS WITH FULL DISCLOSURE

                                                                  March 19, 1997

Dear Fellow Northstar Shareholder:

As you know, Northstar shareholders have been without adequate financial disclosures for nearly two years. Now, just before you will receive the facts you need to make an informed decision about your investment, Thomas W. Zaucha, former Chairman and CEO recently fired for cause, is attempting to seize control of your company.

                 WHY IS ZAUCHA COMING AFTER YOUR COMPANY NOW --
                       ONLY A FEW WEEKS BEFORE NORTHSTAR'S
             1995 AND 1996 ANNUAL REPORTS ARE SCHEDULED FOR RELEASE?

The answer is clear: ZAUCHA DOESN'T WANT YOU TO KNOW ABOUT HIS CONFLICTS OF INTEREST, HIS FRAUDULENT INSIDER PURCHASES OF STOCK IN DECEMBER 1996, AND HIS BLATANT ATTEMPTS TO IMPROPERLY REMOVE FUNDS FROM A COMPANY ALREADY BADLY PLUNDERED BY HIM AND FORMER MANAGEMENT AND SADDLED WITH NEARLY $30 MILLION DEBT AND CONTINGENT PAYMENTS TO ZAUCHA.

As yet undisclosed to shareholders is Zaucha's accelerated earn-out in the event of a sale of either Northstar or Keystone, Zaucha's former company which he sold to Northstar for an excessive price on November 15, 1995. The earn-out, designed by Zaucha and DeSimone, gives Zaucha an $8,200,000 payment no matter what price is paid for the Company or its Keystone subsidiary. Together with the rest of the Company's debt, there is a nearly $5 per share debt and contingent payment burden which benefits Zaucha alone.

Despite his seriously conflicted position, Zaucha says he wants to enhance shareholder value. We believe that full disclosure will make it clear that Zaucha can firesale the Company and win big. Just compare what shareholders would get vs what Zaucha would take home, if Northstar were sold:


Suppose Northstar    The Estimated Value to                    But Zaucha Would
Were Sold at This    Northstar Shareholders    Stakeholders           Take Home
 per Share Price:            would be:*            Value:**      Approximately:
            $1.00                $5,890,000              $0         $13,974,000
            $2.00               $11,780,000        $255,000         $14,923,000
            $3.00               $17,670,000      $1,275,000         $15,872,000
            $4.00               $23,560,000      $2,295,000         $16,821,000
            $5.00               $29,450,000      $3,315,000         $17,770,000
            $6.00               $35,340,000      $4,335,000         $18,719,000
           $10.00               $58,900,000      $8,925,000         $22,515,000
* Includes Zaucha's 15% holdings.
**Includes key employees and individuals to whom Zaucha has made contractual obligations himself as the former CEO of Northstar.

FOR MONTHS YOUR CURRENT BOARD, ACTING IN THE INTERESTS OF ALL SHAREHOLDERS, HAS BEEN TRYING TO GET ZAUCHA TO RESTRUCTURE HIS DEBT AND EARN-OUT IN A PLAN THAT WE WOULD THEN PUT UP FOR SHAREHOLDER APPROVAL.

Instead of dealing honestly with the Board and the Company's senior creditors, Zaucha has chosen to launch a costly proxy fight, whipping up a frenzy over stock options (which he committed to contractually, but have never been issued), and slandering the very individuals who have been working tirelessly to turn around your Company. These key employees and consultants have dedicated themselves over the last 14 months to attempting, on your behalf, to settle litigation, get bank forbearance on corporate debt, complete the audit, restructure the balance sheet to facilitate a return to the capital markets, get Northstar relisted on NASDAQ, stabilize management, and maintain revenues. WHERE HAS ZAUCHA BEEN FOR THE PAST 14 MONTHS? HE CERTAINLY HASN'T BEEN RUNNING NORTHSTAR.

Zaucha says he will restructure his debt as soon as he and his hand-picked fellow nominees are in control. Why didn't he do it before, when he was CEO drawing $275,000 in compensation, bringing in $470,000 in inflated rentals to his real estate partnership, building his $3.5 million ice center and running his Impulse Development Corp.?

We believe that when you know what your present Board has uncovered, you'll know exactly why Zaucha has never restructured his debt. We want you to have full disclosure of all of Zaucha's related-party transactions and conflicts of interest.

In the meantime, ask Zaucha these questions at his toll-free 800 number:

         1. Where was he when Northstar had to halt trading in its stock, pending the announcement of KPMG's departure from the 1995 audit?

         2. Where was Zaucha in mid-November 1996 when key Compensation Committee meetings were being called to review an outside fairness opinion regarding proposed option grants to key personnel?

         3. Why did Northstar stop doing business with Zaucha's solely-owned Impulse Development Corporation, which did maintenance and repair work in his former Keystone Rehabilitation Systems clinics?

         4. Who approved the increases in rentals paid to his real estate partnerships?

         5. Why is Zaucha complaining about consulting contracts and fees which he personally negotiated and signed?

         6. Why has he refused to benefit all the shareholders by restructuring his debt to avoid a going-concern opinion?

         7. Why is the senior management of Northstar concerned about Zaucha's high-risk decision-making?

         8. Why did Zaucha buy 75,000 Shares of Northstar in December while in possession of information which the other shareholders did not have?

MOST OF THESE QUESTIONS WILL BE ANSWERED IN THE FULL DISCLOSURE PROVIDED IN THE AUDITED FINANCIALS. WE URGE YOU TO WAIT JUST A FEW WEEKS FOR THE INFORMATION YOU NEED TO MAKE A SOUND ECONOMIC DECISION.

IF YOU HAVE NOT ALREADY CONSENTED, PLEASE SIMPLY DISCARD ZAUCHA'S BLUE CARD.

IF YOU PREVIOUSLY SENT IN A CONSENT ON THE BLUE CARD, AND WISH TO REVOKE YOUR CONSENT, PLEASE CALL GEORGESON & COMPANY INC., WHO IS ASSISTING US, AT 1-800-223-2064 FOR INSTRUCTIONS.

Thank you for your continued support.

                                                  Sincerely yours,




                                                  Steven N. Brody



                                                  Charles B. Jarrett, Jr.



                                                  Hon. Timothy L. Pesci



                                                  Robert J. Smallacombe



                                                  David D. Watson


The participants in this solicitation include Northstar Health Services, Inc. (NSTR) and the following directors of NSTR: Steven N. Brody, Charles B. Jarrett, Jr., and Timothy L. Pesci. NSTR's employee participants include John Lombardi (Executive Vice-President and Chief Financial Officer), Robert J. Smallacombe (Director and Chief Executive Officer), David D. Watson (Director, President and Chief Operating Officer), Edward Banos (President of Northstar Medical Services, Inc.), Elaine Professori (President of Direct Provider Network, Inc.), Brian
K. Strong (President of Ability Plus Rehabilitation Management Company), and Ralph Sweithelm (President of Keystone Rehabilitation Systems, Inc.). No participant individually owns more than 1% of the outstanding shares of NSTR's common stock, with the exception of Steven
N. Brody, who owns 1.8% of the outstanding shares of NSTR's common stock, David D. Watson, who owns 1.5% of the outstanding shares of NSTR's common stock, and Brian K. Strong, who owns 1.6% of the outstanding shares of NSTR's common stock.